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                                                                     EXHIBIT 3.3


                             ARTICLES OF AMENDMENT
                                      OF
                            PEET'S COMPANIES, INC.

     Pursuant to the provisions of RCW 23B.06.020, RCW 23B.10.020, and RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby executes these Articles of Amendment, as follows:

     1.   The name of the corporation is Peet's Companies, Inc.

     2. On October 25, 1994, the corporation filed Articles of Amendment with the Secretary of State of Washington containing the Statement of Relative Rights and Preferences of the Series A Convertible Preferred Stock of the corporation (the "Series A Statement"), thereby establishing and designating the preferences, limitations and relative rights of a new series of preferred stock designated as Series A Preferred Stock (the "Series A Stock"). As of the date hereof, no shares of Series A Stock have been issued.

     3. Effective upon the filing of these Articles of Amendment with the Secretary of State of Washington, Section 5(d)(iv) of the Series A Statement is amended to read as follows:

          (iv) "Additional Stock" shall mean any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(iii)(E) above) by the Company after the date of initial issuance of any Series A Stock other than:

                    (A)  Common Stock issued pursuant to a
     transaction described in Section 5(d)(i);

                    (B)  Up to 750,000 shares of Common
     Stock issued or issuable (whether directly or pursuant to stock options or warrants) to employees, directors, advisors, consultants, guarantors, customers or others with whom the Company has business dealings if such issuance is approved by a majority of the Company's
     Board of Directors;

                    (C)  Shares of Series A Stock and Common
     Stock issued or issuable upon conversion of Series A
     Stock;

                    (D)  Subject to Section 5(d)(iii)(E),
     Common Stock issued or issuable upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock;

                    (E)  Up to 100,000 shares of Common
     Stock issued upon exercise of warrants to purchase
     Common Stock, or upon

                                       1.
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     conversion of shares of Preferred Stock issued upon
     exercise of warrants to purchase Preferred Stock, that may be hereafter issued in connection with debt financings or equipment lease financing transactions;
     and

                    (F)  Common Stock issued upon the
     approval of the holders of shares representing at least a majority of the voting power of the Series A Stock then outstanding, acting separately as a class, given by written consent (which written consent need not satisfy statutory requirements for shareholder actions taken by written consent) or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Stock that such shares shall not constitute Additional Stock.

     4. The amendment of the Series A Statement was approved by the Board of Directors of the corporation on November 7, 1994.

     5. Pursuant to the provisions of RCW 23B.06.020 and the corporation's Restated Articles of Incorporation, no shareholder approval of this amendment is required.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 4/th/ day of November, 1994.

                                   PEET'S COMPANIES, INC.

                                   By /s/ Gerald Baldwin
                                      ------------------------------------
                                      Gerald A. Baldwin, Chairman

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